Exhibit (a)(8)





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                                                        PRESS RELEASE
                                                        FOR IMMEDIATE RELEASE



MP Acquisition Co., LLC
1640 School Street, Suite 100
Moraga, California 94556
Telephone: 510-631-9100

July 26, 2002

               MP Acquisition Co., LLC (the "Bidder") has extended the expiration date of its tender offer to purchase up to 200,000 shares of the Common Stock, Par Value $.01 (the "Shares") of ASSISTED LIVING CONCEPTS, INC. The Expiration Date has been extended to August 12, 2002, as of which date the Offer will terminate unless it is further extended. A total of 166 Shares have been tendered to Bidder to date, and the Bidder has been advised orally that an additional 460,850 Shares have been tendered by beneficial owners. The Bidder is in the process of verifying with the transfer agent for the Issuer that these latter Shares are in fact the Shares and not the predecessor shares exchanged in the bankruptcy reorganization.

             For further information, contact Christine Simpson at the above telephone number.